Filed pursuant to Rules 424(b)(3)
Registration No. 333-105070

PROSPECTUS SUPPLEMENT
NO. 1
TO PROSPECTUS DATED AUGUST 13, 2003, AS AMENDED BY
PROSPECTUSES DATED DECEMBER 10, 2003,
MARCH 24, 2004 AND AUGUST 24, 2004

$300,000,000

Sierra Pacific Resources

7 1/4% Convertible Notes due 2010
and
Shares of Common Stock Issuable
upon Conversion of the Notes

     This Prospectus Supplement No. 1 supplements our prospectus dated August 13, 2003, as amended by prospectuses dated December 10, 2003, March 24, 2004 and August 24, 2004, relating to the resale by the holders of our 7 1/4% convertible notes due 2010 and shares of our Common Stock issuable upon conversion of the notes.

     This Prospectus Supplement No. 1 is incorporated by reference into, and should be read in conjunction with, the prospectus dated August 13, 2003, as amended by prospectuses dated December 10, 2003, March 24, 2004 and August 24, 2004.

     The following sets forth information as of the date of this Prospectus Supplement No. 1 about the principal amount at maturity of the notes and the shares of our Common Stock issuable upon conversion of the notes owned by the selling security holders set forth below that may be offered using this Prospectus Supplement No. 1.

SELLING SECURITY HOLDERS

     The table below sets forth updated information regarding the selling security holders listed on the table on pages 41-44 of the prospectus.

Number of Shares
	Principal Amount of		of Common Stock	Percentage
	Notes Beneficially		Beneficially Owned	of
	Owned and Offered	Percentage of Notes	and Offered	Common Stock
Name and Relationship, if any (1)	Hereby	Outstanding	Hereby (2)	Outstanding
Zurich Institutional Benchworks Master Fund Ltd.	$2,000,000	*	438,327	*

*	Less than 1%

(1)	The table of selling security holders, as amended hereby, does not currently include all of the security holders of the notes. We will file post-effective amendments to identify security holders not included in the table before those security holders make any offers or resales of the subject securities. The maximum aggregate principal amount of notes that may be sold pursuant to the prospectus, as amended and supplemented, will not exceed $300,000,000.

(2)	Assumes conversion of all of the holders’ notes at a conversion price at $4.5628 per share of common stock. The conversion price will be subject to adjustment as described under “Description of Notes – Conversion Rights” in our prospectus dated August 13, 2003, as amended by prospectuses dated December 10, 2003, March 24, 2004 and August 24, 2004. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2004